Exhibit 10.1

HELIX ENERGY SOLUTIONS GROUP, INC.

2009 LONG-TERM INCENTIVE CASH PLAN

PERFORMANCE AWARD AGREEMENT

Award Recipient:	[NAME]

Target Award:	$ XXX,XXX

Award Term:	Three years beginning on the Grant Date

Grant Date:	January [ ], 201

The Compensation Committee (the “Committee”) of the Board of Directors of Helix Energy Solutions Group, Inc., a Minnesota corporation (the “Company”), hereby awards to you, effective as of the Grant Date set forth above (the “Grant Date”), the opportunity to earn a long-term cash incentive award for the Award Term set forth above (the “Award Term”) under the Company’s 2009 Long-Term Cash Incentive Plan, as amended from time to time (the “Plan”).

1.    Grant of Award.    The Company hereby grants you a cash payment opportunity (the “Award”) based upon the Target Award set forth above (the “Target Award”), on the terms and conditions hereinafter set forth. The Award is made pursuant to the terms of the Plan, which is incorporated herein by reference and made a part of this Performance Award Agreement. Capitalized terms not otherwise defined herein shall have the same meaning assigned to such terms in the Plan.

2.    Award Periods.    You shall receive an Award based upon the Target Award in accordance with the following schedule, provided that your employment with the Company has not terminated prior to the applicable vesting date set forth below (each a “Vesting Date”):

Vesting Date	Percentage of Target Award Achieved
First Anniversary of Grant Date	33% of Target Award
Second Anniversary of Grant Date	Additional 33% of Target Award
Third Anniversary of Grant Date	Additional 34% of Target Award
Occurrence of a Change in Control	100% of Target Award (less the percentage of Target Award previously achieved for each Vesting Date occurring prior to the Change in Control)

3.    Amount of Award.    On each Vesting Date, the Company shall make a cash payment to you in an amount equal to the product of the Target Award multiplied by the percentage of Target Award achieved based on the above table (the “Period Award”) and then multiplying the Period Award by the quotient obtained by dividing the Average Price by $[note – this will be 115% of the average closing price for the last 20 trading days prior to the award] (the “Base Amount”). For purposes of this Section 3, the Average Price shall be the average of the closing price of the Common Stock for the 20 trading days prior to the Vesting Date. Notwithstanding anything to the contrary in this Section 3, (i) in the event the Average Price divided by the Base Amount is greater than 2.0, then the quotient shall be deemed to be 2.0 for purposes of determining the amount of the cash payment and (ii) in the event such quotient is less than 0.75, then the quotient shall be deemed to be 0.0 and you will receive no cash payment.

4.    Termination of Employment.    In the event that your employment with the Company terminates, then the portion of the Award with respect to which a Vesting Date has not yet occurred shall be deemed forfeited, shall automatically be canceled and shall have no further force or effect.

5.    Tax Withholding.    The Company shall deduct from any distributions under this Performance Award Agreement any federal, state, or local taxes required by law to be withheld with respect to the Award.

6.    Governing Law.    This Performance Award Agreement shall be construed, administered and governed in all respects under and by the applicable laws of the State of Texas, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation to the substantive law of another jurisdiction.

7.    No Right to Awards or Continued Employment.    Neither the Plan nor this Performance Award Agreement constitutes a contract of employment between you and the Company. Neither the Plan nor this Performance Award Agreement shall be held or construed as giving you any right to be retained by the Company or any affiliate of the Company.

8.    Non-Assignable and Non-Transferable.    The Award may not be commuted, sold, assigned, pledged, attached, mortgaged, alienated or otherwise transferred or encumbered by you and any purported commutation, sale, assignment, pledge, attachment, alienation, or encumbrance shall be void and unenforceable against the Company and its affiliates.

HELIX ENERGY SOLUTIONS GROUP, INC.

By:
Name:	Owen Kratz
Title:	President and Chief Executive Officer

Acknowledged and Agreed by Award Recipient:

AWARD RECIPIENT:

Signature:

Printed Name:

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